EXHIBIT 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the inclusion in the Registration Statement on Form S-4 of Abigail Adams National Bancorp, Inc. of our report dated January 30, 2005, except for Note 15 which is dated February 10, 2005, with respect to the balance sheets of Consolidated Bank and Trust Company as of December 31, 2004 and 2003 and the related the related statements of operations, changes in stockholders’ equity and cash flows for the years then ended, which report is included in the 2004 Annual Report on Form 10-KSB of Consolidated Bank and Trust Company included herein and to the reference to our firm under the heading “Experts” in the Registration Statement.

Stegman & Company

Baltimore, Maryland

April 21, 2005